GEORGETOWN SAVINGS BANK

SUPPLEMENTAL DISABILITY BENEFIT PLAN

FOR SENIOR OFFICERS

April 11, 2012

SUPPLEMENTAL DISABILITY BENEFIT PLAN

FOR SENIOR OFFICERS

ARTICLE I-PURPOSE AND SPECIFICATIONS

The purpose of this Supplemental Disability Benefit Plan for Senior Officers (the “Plan”) is to provide selected Executives of the Georgetown Savings Bank (the “Employer”) with an employee benefit that supplements the long-term disability benefit under the Employer’s group disability benefit program by providing income replacement in excess of the maximum amount of benefit expected under the Employer’s group disability benefit program payable to an Executive who has become Disabled, as defined herein. This Plan is effective as of the 11th day of April, 2012 (the “Effective Date”). This Plan shall be considered an employee welfare benefit plan within the meaning of Section 3(1) of ERISA. Any reference to the Company herein shall refer to Georgetown Bancorp, Inc.

ARTICLE II-DEFINITIONS

2.1 “Affiliated Employer” means any corporation which is a member of a controlled group (as defined in Code Sections 414(b) and 1563(a)) that includes the Employer, any trade or business (whether or not incorporated) that is under common control (as defined in Code Sections 414(c) and 1563(a)) with the Employer, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Employer, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the Regulations thereunder.

2.2 “Base Salary” means the base salary paid to the Executive over the prior twelve (12) month period.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.4 The “Committee” means the Committee with the responsibilities set forth in Article VI.

2.5 “Disability” (or “Disabled”) means the Participant has suffered a “Disability” as defined in the group disability policy maintained by the Employer for the benefit of its employees.

2.6 “Disability Benefit” means an annual supplemental disability benefit determined as follows: the sixty-six percent (66%) of the sum of the Participant’s: (i) Base Salary and (ii) average bonus paid over the last thirty-six months, reduced by (x) the maximum disability benefit paid or expected to be paid to Participant under the Employer-sponsored group disability benefit program and (y) any disability benefit paid or expected to be paid under any disability insurance plan purchased by the Participant with a payment from the Employer. In the event that the Employer’s group disability benefit program identified in “(x)” above fails to pay any portion of or all of the disability benefit to the Participant that the Participant would expect to be paid under said group disability benefit program, the Employer shall not be liable to pay such benefit under this Plan but shall only be liable for payment of the Disability Benefit as determined under the formula set forth above, where “(x)” equals the amount that the parties reasonably expected the group disability benefit program to pay. In addition, in the event that the disability policy identified in “(y)” above, that is acquired by the Participant with a payment from the Employer, fails to pay a disability benefit (other than due to exclusions or limitations on pre-existing conditions that were in existence and recognized on the Effective Date of this Plan), or in the event that at the time of such Disability, the Participant has allowed the disability policy identified in “(y)” to lapse through no fault of the Employer, then the Employer shall not be liable to pay the amounts expected to be paid by the disability policy identified in “(y)” but shall only be liable for payment of the Disability Benefit as determined under the formula set forth above in excess of the amounts paid or expected to be paid under “(x)” and “(y)”, where “(y)” equals the amount that the parties reasonably expected the Executive-owned policy to pay (or in the case of lapse of the policy through no fault of the Employer, that the Employer reasonably expected such policy to pay). In the event that the disability policy identified in “(y)” fails to pay a disability benefit due to exclusions or limitations on pre-existing conditions that were in existence and recognized on the Effective Date of this Plan, the Committee may determine, in its sole discretion to have the Employer pay such benefit, provided, however, that if the Employer’s agreement to pay such benefit causes a reduction (or a further reduction) in the disability benefit paid under “(x)” above, the Employer shall have no liability to make up any reduction (or further reduction).

2.7 “Employer” means the Bank, any Affiliated Employer that adopts the Plan, any predecessor employer named in the Plan, and any successor employer that may adopt the Plan. By its adoption of the Plan an Affiliated Employer agrees to pay whatever payments are necessary under the Plan to provide the benefits promised under the Plan to its current and former Executives and their Beneficiaries.

2.8 “ERISA” means the Executive Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.9 “Executive” means an Executive who is selected by the Committee to participate in the Plan.

2.10 “Participant” means any Executive who participates in this Plan in accordance with Article III.

2.11 “Plan Year” means a calendar year.

ARTICLE III-PARTICIPATION

3.1 Commencement of Participation. Executives who have previously been selected to receive a supplemental disability benefit shall be Participants in this Plan from the Effective Date as shown in Schedule A. In addition, in the discretion of the Committee, the Committee may select additional Executives to participate under the Plan. Executives shall only be eligible for selection if they constitute part of a “select group of management or highly compensated Executives” within the meaning of such phrase as it is used in Subtitle B of Title I of ERISA.

3.2 Cessation of Participation. A Participant shall cease to be a Participant, so that his or her Beneficiary shall no longer be entitled to benefits if the Participant terminates employment for any reason (other than Disability), unless the Participant is entitled to continued participation under the terms of an employment agreement to which the Participant is also a party, and then such participation shall continue only for so long as set forth in the employment agreement.

3.3 Reinstatement of Former Participant. A former Participant who is reemployed by the Employer shall only become a Participant again if the Participant is affirmatively selected to participate again by the Committee.

ARTICLE IV-PLAN BENEFITS

4.1 Disability Benefit. In the event of a Participant’s Disability, the Employer shall pay the applicable Disability Benefit directly to the Participant, or in the event of the Participant’s incapacity, to the Participant’s guardian or legal representative or to such other person identified in Section 8.7. The Disability Benefit shall be paid to the Participant or his or her guardian, legal representative or such other person as identified in Section 8.7 in the event of the Participant’s incapacity, commencing within sixty (60) days of the Disability determination, in monthly installments, until the Participant dies, attains age sixty-five (65) or is no longer Disabled, whichever occurs first.

4.2 Initial Disability Determination. Whether the Participant is Disabled shall be determined by the Committee, in its sole discretion, with objective medical input. The Committee has the power to consult its own medical experts in order to reach a determination and may require the Participant to be examined by a specialist of the Committee’s choosing at the Employer’s expense. The Committee may rely on a determination of Disability made by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration. If requested by the Committee, the Participant must submit proof to the Employer of the carrier’s or Social Security Administration’s Disability determination.

4.3 Ongoing Disability Determination. In the Committee’s discretion, the Committee may require the Participant’s Disability determination to be reviewed periodically, but no more frequently than once every calendar year. Such ongoing review may consist of (i) receipt of proof of the Participant’s ongoing Disability from the Participant’s own physician who would certify that the Participant’s is Disabled, or (ii) submission of the Participant to an examination by a specialist or medical expert chosen by the Committee and paid by the Employer.

ARTICLE V- FUNDING FOR THE PLAN

The Employer may, but is not required to, establish a rabbi trust into which the Employer can contribute funds to pay any Disability Benefit that would become due under the Plan. Unless the Employer has established a trust in accordance with this Article, the benefits provided by the Plan shall be paid solely from the general assets of the Employer. No Participant, Beneficiary or other person shall have any claim against, right to, or security or other interest in, any specific fund, account, insurance policy, or other asset of the Employer or the trust with respect to benefits under the Plan.

ARTICLE VI - ADMINISTRATION OF THE PLAN

6.1 Appointment of Committee. The “Committee” appointed to administer the Plan shall be the Compensation Committee of the Board of Directors.

6.2 Action by the Committee. A majority of the members of the Committee shall constitute a quorum, and any action by the majority present at a meeting at which a quorum is present, or by all of the members in writing or electronically without a meeting, shall constitute the action of the Committee. Any action taken in good faith by the Committee in the exercise of authority conferred upon it by this Article shall be conclusive and binding upon Participants and their Beneficiaries. All discretions conferred upon the Committee shall be absolute. The Committee may designate one or more of its members or alternate members to transmit its decisions and instructions to interested parties.

6.3 Powers and Duties of the Committee. The Committee shall have the duty to manage and administer the Plan in accordance with the terms and provisions of this Article, and shall have the power:

(a) To construe and interpret the terms and provisions of the Plan;

(b) To compute the amount and determine the Disability Benefit payable to or for the benefit of a Participant;

(c) To employ such persons or organizations, including without limitation, attorneys, accountants, independent fiduciaries, and administrative consultants, to render advice or perform services with respect to the responsibilities of the Committee under the Plan;

(d) To make and publish such rules for the administration of the Plan as are not inconsistent with the terms hereof.

6.4 Indemnification by Employer. The Employer shall indemnify and hold harmless the members of the Committee and any other persons to whom any fiduciary responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of their duties, responsibilities and obligations under the Plan and under ERISA or the Code, other than such liabilities, costs and expenses as may result from the bad faith or criminal acts of such persons.

6.5 Records and Reports. The Committee shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Internal Revenue Service, Department of Labor, Participants, Beneficiaries, and others as required by law.

6.6 Payment of Expenses. All expenses of administration may be paid by the Employer. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, legal counsel, and other specialists and their agents, and other costs of administering the Plan.

6.7 Claims Procedure and Review. Claims for benefits under the Plan shall be filed on forms supplied by Employer. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application therefor is filed, unless special circumstances require an extension of time (not to exceed 90 additional days) for processing the claim. In the event the claim is denied, the reasons for the denial shall be specifically set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim and whether further material or information is necessary.

Any Executive, former Executive, or guardian or legal representative of an Executive or former Executive, who has been denied a benefit or feels aggrieved by any other action of Employer shall be entitled upon written request to Employer to receive a written or electronic notice of such action, together with a full and clear statement of the reasons for the action.

If the claimant wishes further consideration of his or her position, he or she may obtain a form from Employer on which to request a hearing. Such form, together with a written statement of the claimant’s position, shall be filed with Employer no later than 60 days after receipt of the written notification provided for in the paragraph above and in the paragraph preceding it. The claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing.

The Committee shall schedule an opportunity for a full and fair hearing of the issue by the Committee or a person designated by the Committee within the next 60 days unless special circumstances (including but not limited to, the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension is necessary, written or electronic notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

The decisions on review shall be furnished to the claimant within the time limit described in the preceding paragraph. It shall include specific reasons for the decision, expressed in a manner calculated to be understood by the claimant and shall specifically refer to pertinent Plan provisions on which it is based. The claimant shall be advised that if he or she wishes to pursue his or her claim further, he or she may file suit in federal or state court and that the court will decide who should pay court costs and legal fees.

6.8 Correction of Administrative Errors. If an error is made in the administration of the Plan, the Committee shall promptly correct the error upon its discovery. For this purpose, “administration” shall encompass the entire operation of the Plan, including but not limited to, eligibility, participation and benefit calculation and distribution. If a Participant has been denied a benefit distribution due to such administrative oversight, the Committee shall determine the correct interest of the Participant and shall disburse an amount to the Participant as is necessary to rectify the error, without payment of interest or penalty. If an excessive distribution has been made to a Participant, the Committee shall advise the party who received the distribution of the error and shall take such actions on the Plan’s behalf as are necessary to recover the excessive payment.

ARTICLE VII-AMENDMENT OR TERMINATION OF PLAN

In its discretion and acting in a nonfiduciary capacity, and subject to any restrictions that may be set forth in a valid employment agreement to which a Participant is a party, the Committee shall have the right to amend the Plan at any time, and to amend or cancel any such action. Plan amendments shall be stated in an instrument executed by the Employer in the same manner as the Plan, and the Plan shall be deemed to have been amended in the manner and at the time therein set forth, and all Participants shall be bound thereby.

The Committee shall have the right to terminate the Plan at any time or to terminate the right of any Participant to be covered by the Plan, subject to any restrictions that may be set forth in a valid employment agreement to which a Participant is a party.

ARTICLE VIII-MISCELLANEOUS PROVISIONS

8.1 Information to be Furnished. Participants shall provide the Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

8.2 Limitation on Participants’ Rights. Participation in the Plan shall not give any Executive the right to be retained in the Employer’s employ, or any right or interest in the benefits provided under the Plan other than as herein provided. The Employer reserves the right to dismiss any Executive without any liability for any claim either against the Plan, except to the extent herein provided, or against the Employer, subject to any restrictions that may be set forth in a valid employment agreement.

8.3 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts, except to the extent the law of such state is superseded by ERISA or other federal laws.

8.4 Receipt and Release. The payments to or for the benefit of a Participant in accordance with the provisions of the Plan shall be, to the extent thereof, in full satisfaction of all claims against the Committee and the Employer; and the Employer may require such Participant, or in the appropriate case, his guardian, legal representative or other person identified in Section 8.6 hereof as having responsibility for the Participant’s continuing care, as a condition precedent to receipt of such payments, to execute a receipt and release to such effect.

8.5 Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such person, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which may be payable under the Plan.

8.6 Reorganization. Neither the Employer nor the Company shall merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Employer under this Plan.

8.7 Incompetency. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, for whom a guardian or other person legally vested with the care of his person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or to any person or institution deemed by the Committee to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability for such payment under the Plan.

8.8 Notices. Any notice or other communication required or permitted to be given under the Plan shall be given in writing and shall be delivered by hand or by registered or certified mail, postage prepaid, return receipt requested and shall be delivered to the address set forth below or to such other addresses as may be designed by the parties in a notice given pursuant to this Section. If to the Employer or the Committee:

Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

Attention: Compensation Committee

If to the Participant or Beneficiary: At the last known address of such Participant or Beneficiary as reflected in the records of the Employer.

Any notice or communication given in conformity with this Section shall be deemed effective when received by the addressee if delivered by hand and five days after mailing if mailed.

8.9 Tax Withholding. Any benefits payable to a Beneficiary under the Plan shall be reduced to the extent of any withholding of the Beneficiary’s income taxes by the Employer as required by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer has caused this document to be executed in its name effective as of the day and date set forth above, by its officer thereunto duly authorized.

GEORGETOWN SAVINGS BANK

/s/ Mr. J Richard Murphy
Chairman of the Board

 SCHEDULE A

Participants	Title

Robert Balletto	Chief Executive Officer and President

Joseph Kennedy	Senior Vice President, Chief Financial Officer and Treasurer